EXHIBIT 99.1

                     DATA SYSTEMS & SOFTWARE INC. ANNOUNCES
                            NOTIFICATION FROM KARDAN

         Mahwah, New Jersey - July 26, 2004 -- Data Systems & Software Inc. (NASDAQ: DSSIC) today announced that it was informed today by Kardan Communications Ltd. that Kardan no longer intends to proceed with the transaction with the Company contemplated by the agreement in principle dated April 19, 2004. A spokesperson for the Company stated that in light of the notification, the Company intends to consider other strategic alternatives which could include possible restructuring, merger or acquisition and/or financing transactions.

About Data Systems & Software Inc.

         Data Systems & Software Inc. is a provider of software consulting and development services, and is an authorized direct seller and value added reseller of computer hardware. Through its Comverge Inc. affiliate, the Company provides energy intelligence solutions to utilities.

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         This press release includes forward-looking statements, which are subject to risks and uncertainties, including risks associated with (i) the Company's consideration of strategic alternatives, and (ii) the Company's business generally. There can be no assurance that the Company will be successful in consummating any alternative strategic transaction. A more complete discussion of risks and uncertainties which may affect the accuracy of these statements and the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.